Exhibit 99.1
Industry Veteran Christine Barone Named President at Dutch Bros Inc.

GRANTS PASS, OREGON - November 28, 2022 - Dutch Bros Inc. (NYSE: BROS; “Dutch Bros” or the “Company”) one of the fastest-growing brands in the food service and restaurant industry in the United States by location count, today announced that it will name Christine Barone as President. Ms. Barone will begin in Q1 2023 and report to Joth Ricci, who will remain in his leadership role as CEO.
Ms. Barone has worked in the food service and beverage industries for more than a decade and most recently served as Chief Executive Officer at True Food Kitchen, a high growth restaurant and lifestyle brand, since August 2016. Prior to that, she served in various leadership roles at Starbucks. Earlier in her career, she held positions with Bain & Company and Raymond James. She holds a BA in Applied Mathematics and an MBA from Harvard University.
As President of Dutch Bros, Ms. Barone will spearhead company operations as the brand continues to scale towards its goal of 4,000 shops in the next 10 to 15 years. Her hands-on leadership, deep knowledge of the coffee and service industries, and digital marketing expertise will be crucial in Dutch Bros’ next phase of growth.
“We’re pleased to welcome Christine to our team. She’s a well-respected industry leader known for her incredible strategic and operational skills,” Ricci said. “As we look to the next phase of our brand story, we’re committed to bringing in best-in-class leadership to help us scale and grow.”
Ms. Barone said, “I’m inspired by the vision of the co-founder and the executive leadership and excited by Dutch Bros’ future. I’m looking forward to helping the brand navigate its next phase of growth and continue making a meaningful difference in the lives of customers and employees. As a team, we will continue to build on Dutch Bros’ unique culture and celebrate the people and actions that make this company great.”
About Dutch Bros Inc.
Dutch Bros Inc. (NYSE: BROS) is a high growth operator and franchisor of drive-thru shops that focus on serving high QUALITY, hand-crafted beverages with unparalleled SPEED and superior SERVICE. Founded in 1992 by brothers Dane and Travis Boersma, Dutch Bros began with a double-head espresso machine and a pushcart in Grants Pass, Oregon. While espresso-based beverages are still at the core of what we do, Dutch Bros now offers a wide variety of unique, customizable cold and hot beverages that delight a broad array of customers. We believe Dutch Bros is more than just the products we serve—we are dedicated to making a massive difference in the lives of our employees, customers and communities. This combination of hand-crafted and high-quality beverages, our unique drive-thru experience and our community-driven, people-first culture has allowed us to successfully open new shops and continue to share the “Dutch Luv” at 641 locations across 14 states as of September 30, 2022.
To learn more about Dutch Bros, visit www.dutchbros.com, follow Dutch Bros Coffee on Instagram, Facebook, Twitter, and TikTok, and download the Dutch Bros app to earn points and score rewards!

Dutch Bros, our Windmill logo (), and our other registered and common law trade names, trademarks and service marks are the property of Dutch Bros Inc. All other trademarks, trade names and service marks appearing in this Press Release are the property of their respective owners. Solely for convenience, the trademarks and trade names in this Press Release may be referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert their rights thereto.

Dutch Bros Inc. | Exhibit 99.1 | 1

For Investor Relations inquiries:
Raphael Gross
ICR
(203) 682-8253
investors@dutchbros.com

For Media Relations inquiries:
Jessica Liddell
ICR
(203) 682-8208
jessica.liddell@icrinc.com

Dutch Bros Inc. | Exhibit 99.1 | 2